Exhibit 4.2

THE SCO GROUP, INC.

CERTIFICATE OF CORRECTION FILED TO CORRECT

A CERTAIN ERROR IN THE CERTIFICATE OF

OF

DESIGNATION, PREFERENCES AND RIGHTS

OF SERIES A-1 CONVERTIBLE PREFERRED STOCK

FILED IN THE OFFICE OF THE SECRETARY OF STATE

OF DELAWARE ON FEBRUARY 5, 2004

The SCO Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.	That the name of the corporation is The SCO Group, Inc. (the “Corporation”).

2.

That a Certificate of Designation, Preferences and Rights of Series A-1 Convertible Preferred Stock of The SCO Group, Inc. (the “Certificate”) was filed by the Secretary of State of Delaware on February 5, 2004 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of the Certificate to be corrected is to change two references to the date “February 4, 2004” in Article II(N) of the Certificate to refer to “February 5, 2004” in each case.

4.	Article II(N) of the Certificate is replaced in its entirety to read as follows:

“N.“Series A-1 Issuance Date” means February 5, 2004, the date of the closing under the Exchange Agreement dated February 5, 2004 among the Corporation and the purchasers named therein (the “Exchange Agreement”), pursuant to which the Corporation issued to such purchasers shares of Series A-1 Preferred Stock in exchange for shares of Series A Convertible Preferred Stock.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Ryan E. Tibbitts, its General Counsel and Secretary, this 6th day of February, 2004.

By:	/s/ Ryan E. Tibbitts
Name: Ryan E. Tibbitts
Title: General Counsel and Secretary